UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 14, 2011

AMERICAN EAGLE ENERGY INC.
(Exact name of registrant as specified in its charter)

Nevada	333-143626	20-8642477
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27 North 27th Street, Suite 21G
Billings, Montana 59101
(Address of principal executive offices, including zip code)

(406) 294-0765
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

On November 18, 2011, American Eagle Energy Inc. (the “Company”), Eternal Energy Corp. (“Eternal Energy” and, together with the Company, the “Sellers”), and a third-party purchaser (the “Buyer”) exchanged signature pages to a Purchase and Sale Agreement (the “PSA”), pursuant to which the Sellers agreed to sell to the Buyer an aggregate of 75% of their respective, collective right, title, and interest in and to the Assets (as defined below) relating to up to approximately 10,521 aggregate net acres owned by the Sellers, located in Western Divide County, North Dakota, and eastern Sheridan County, Montana (the “West Spyglass Prospect”), a region known for its Bakken and Three Forks zone oil production.  The “Assets” to be sold by the Sellers to the Buyer consist of 75% of each Seller’s right, title, and interest in and to the oil and gas leases, oil and gas wells, and other related wells, hydrocarbon production, contracts, equipment, records, and other related properties relating to the West Spyglass Prospect.

Based on the initial number of estimated acres to be included in the PSA, the parties initially estimated the purchase price for the Assets would be approximately $13.8 million.  The initial closing of the sale of the Assets under the PSA, which was subject to the satisfaction of certain conditions (including certain title matters that could cause the aggregate purchase price to vary), occurred on December 14, 2011, with the payment to the Sellers of a combined $10.9 million, to be split equally between them.  A subsequent closing for certain of the net acreage/Assets is expected in early Spring with a purchase price of one million dollars to be split equally between the Sellers.  Post-closing, the Sellers will collectively retain a 25% working interest in the West Spyglass Prospect acreage and will remain the operator on that acreage.

On December 15, 2011, American Eagle and Eternal Energy jointly issued a press release announcing the initial closing of the partial sale of West Spyglass Prospect.  A copy of the press release is included with this filing as Exhibit 99.1.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description of Exhibit

99.1	Press Release dated December 15, 2011
___________

*  Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2011	AMERICAN EAGLE ENERGY INC.

	By:	/s/ Richard Findley
Richard Findley
President